SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934


  Date of Report (Date of earliest event reported): July 19, 2004


                            SONEX RESEARCH, INC.
              (Exact name of registrant as specified in Charter)


         Maryland                  0-14465                52-1188993
      (State or other           (Commision file         (IRS employer
      jurisdiction of               number)           identification no.)
       incorporation)



                    23 Hudson Street, Annapolis, MD 21401
                   (Address of principal executive offices)


                              (410) 266-5556
             (Registrant's telephone number, including area code)


                                    N/A
         (Former name or former address, if changed since last report)

















ITEM 5. - OTHER EVENTS AND REGULATION FD DISCLOSURE


On July 19, 2004, the Registrant issued the following announcement over the newswire and posted it on its website (www.sonexresearch.com):


                SONEX RECEIVES $192,932 FOLLOW-ON TASK FROM DARPA


ANNAPOLIS, MARYLAND, July 19, 2004 - SONEX RESEARCH, INC. (OTC BB: SONX), a leader in the field of clean burn combustion technology, announced that it has received a $192,932 follow-on task from the Defense Advanced Research Projects Agency (DARPA) to continue development of a multi-cylinder "heavy fuel" engine
(HFE) combustion process for potential Department of Defense (DoD) applications such as unmanned aerial vehicles (UAVs).

Under the existing contract, Sonex has adapted a lightweight gasoline automotive engine to an unthrottled, direct fuel injection combustion process based on the Sonex Controlled Auto-Ignition (SCAI) technology to run on JP5, military kerosene-based heavy fuel. The SCAI process is enabled by a proprietary piston technology that achieves in-cylinder chemical kinetics at a moderate compression ratio for auto ignition of the JP5. Sonex adapted the automotive gasoline engine using a computer aided design and prototyping fabrication process that involved subcontractors and specialty suppliers. The laboratory HFE features the proprietary Sonex pistons, electronically controlled common rail fuel injection system and extensive instrumentation.

The contract was extended to add a task to: enhance the 6-cylinder HFE for higher power output; achieve boosted HFE combustion optimization; perform data collection-analyses; and provide a technical readiness demonstration. Sonex will determine the technical feasibility of turbo-charging the HFE for higher power output and advantageous rates of fuel consumption.

This project is sponsored by DARPA as a technology feasibility demonstration of a means for lightweight piston engines to comply with a DoD policy directive that mandates kerosene-based "heavy" fuel for all engines. Gasoline engines are typically 25% to 30% lighter than diesel engines; thus, fully qualified, adapted gasoline engine designs that could burn low cetane (hard to ignite, diesel type) heavy fuel would address DoD performance, logistics and safety requirements.


Contact: Jim Rose, Global Equity Consultants, Inc., Tel: 410-349-1685, email: geci@comcast.net, or Roger Posey, President, Sonex Research, Inc., Tel:
410-266-5556,            email:           info@sonex-na.com,            website:
www.sonexresearch.com.


About DARPA

The Defense Advanced Research Projects Agency (DARPA) is the central research and development organization for the Department of Defense (DoD). It manages and directs selected basic and applied research and development projects for DoD, and pursues research and technology where risk and payoff are both very high and where success may provide dramatic advances for traditional military roles and missions. More information about DARPA can be found on the Internet at www.darpa.mil.


About Sonex

Sonex Research, Inc., a leader in the field of combustion technology, is developing its patented Sonex Combustion System (SCS) piston-based technology for in-cylinder control of ignition and combustion, designed to increase fuel mileage and reduce emissions of internal combustion engines. Sonex plans to complete development, commercialize and market its Sonex Controlled Auto Ignition (SCAI) combustion process to the automotive industry to improve fuel efficiency of gasoline powered vehicles. Additionally, independent third-party testing has confirmed the potential of the SCS application for direct-injected diesel engines to reduce harmful soot in-cylinder without increasing fuel consumption. Other SCS designs are being used to convert gasoline engines of various sizes to operate on safer, diesel-type "heavy fuels" for use in military and commercial applications requiring light weight and safe handling and storage of fuel, such as in UAVs (unmanned aerial vehicles).


Caution Regarding Forward-Looking Statements

"Forward-looking" statements contained in this announcement, as well as all publicly disseminated material about the Company, are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act. Such statements are based on current expectations, estimates, projections and assumptions by management with respect to matters such as commercial acceptance of the SCS technology, the impact of competition, and the Company's financial condition or results of operations. Readers are cautioned that such statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. Additional information regarding the risks faced by Sonex is provided in the Company's periodic filings with the Securities and Exchange Commission under the heading "Risk Factors". Such filings are available upon request from the Company or online in the EDGAR database at www.sec.gov.


                                 ###



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


July 19, 2004

SONEX RESEARCH, INC.
Registrant


/s/ Andrew A. Pouring
----------------------
Andrew A. Pouring
Chief Executive Officer